Exhibit 99.1

Leesport Financial Corp.

Leesport Bank

Essick & Barr, LLC

Essick & Barr Insurance

The Boothby Group

CrosStates Insurance

Consultants

Leesport Wealth Management, LLC

Leesport Realty Solutions, LLC

Leesport Mortgage LLC

For additional information, contact:

Stephen A. Murray

Chief Financial Officer

610.288.2791 x221

smurray@leesportfc.com

FOR IMMEDIATE RELEASE

October 21, 2003

Leesport Financial Corp. Reports Third Quarter Earnings

Wyomissing, PA: Leesport Financial Corp. (NASDAQ: FLPB) reported net income of $1,208,000 for the quarter ended September 30, 2003 as compared to $1,108,000 for the same period in 2002, a 9.0% increase.  Net income for the nine months ended September 30, 2003 was $3,520,000 as compared to $3,316,000 for the same period in 2002, a 6.2% increase.  Included in these results are the following two non-recurring items that largely offset one another as of the end of these periods – a gain of $3,073,000 on the sale of three of our financial centers and a charge of $2,482,000 incurred in connection with restructuring of our long term borrowings.  On September 5, 2003 we finalized the sale to The Legacy Bank of our three most northern financial centers – Shenandoah, located in Northern Schuylkill County, and Drums and Hazleton, located in Luzerne County.  The $2,482,000 charge resulted from our prepayment of $40.9 million of fixed rate, high cost Federal Home Loan Bank (FHLB) advances in order to improve our future net interest income.  The FHLB advances were replaced with lower cost borrowings and certificates of deposit.

According to Raymond H. Melcher, Jr., Chairman, President, and Chief Executive Officer, “We have made adjustments to our balance sheet as of September 30, 2003 with the sale of our northern tier financial centers, the sale of some of our lower yielding investment portfolio securities and the prepayment of some of our higher cost borrowings.  Our goal for these transactions is to increase our future net interest income, focus on our strong Berks County and growing Southeastern Pennsylvania market areas, grow the business relationships we have developed since our acquisition of The Boothby Group Insurance Agency and further grow our recurring fee income with our September 30, 2003 acquisition of

October 22, 2003

CrosStates Insurance Consultants, Inc. (a $1.5 million annual revenue, full service insurance agency that specializes in personal property and casualty insurance). ”

Net Interest Income

Net interest income decreased 8.9% for the quarter ended September 30, 2003 as compared to the same period in 2002.  Net interest income decreased 2.4% for the nine months ended September 30, 2003 as compared to the same period in 2002.  The decrease in net interest income resulted from an increase in earning assets that was offset by a decline in the net interest margin to 2.92% on a fully taxable equivalent basis for the third quarter in 2003 as compared to 3.52% for the same period in 2002.  Net interest margin for the nine months ended September 30, 2003 declined to 3.14% on a fully taxable equivalent basis as compared to 3.58% for the same period in 2002.  The net interest margin was negatively impacted during 2003 by high levels of prepayments of higher yielding assets.  These prepayments also accelerated the required premium amortization of our investment portfolio, which totaled $452,000 and $1,375,000 for the three months and nine months, respectively, ended September 30, 2003 compared to $178,000 and $463,000 for the three months and nine months, respectively, ended September 30, 2002.  However, the current low rate and high prepayment environment has had a positive effect on fees related to our mortgage banking activities, which increased 84.4% to $695,000 for the third quarter ended September 30, 2003 as compared to $377,000 for the same period in 2002.  Fees related to our mortgage banking activities for the nine months ended September 30, 2003 increased 150.0% to $2,155,000 as compared to $862,000 for the same period in 2002.

Net interest income after the provision for loan losses decreased 1.7% for the quarter ended September 30, 2003 as compared to the same period in 2002.  Net interest income after the provision for loan losses increased 0.1% for the nine months ended September 30, 2003 as compared to the same period in 2002.  The provision for loan losses for the three months ended September 30, 2003 was $75,000, a decrease of $315,000 or 80.8% from $390,000 for the same period during 2002.  The provision for loan losses for the nine months ended September 30, 2003 was $745,000, a decrease of $305,000 or 29.1% from $1,050,000 for the same period during 2002.  The decrease in the provision for loan loss was due primarily to the reduction of our loan portfolio by $24 million in connection with the sale of our three financial centers to The Legacy Bank.

Insurance Division Income

Commissions and fees from our insurance activities increased 101.1% to $2,290,000 for the third quarter ended September 30, 2003 as compared to $1,139,000 for the same period in 2002.  Commissions and fees from insurance sales for the nine months ended September 30, 2003 increased 110.7% to $6,786,000 as compared to $3,221,000 for the same period in 2002.  These increases are attributed to the October 1, 2002 acquisition of The Boothby Group and increased revenues from our existing Essick & Barr Insurance Division.  For the three months and nine months ended September 30, 2003, the Boothby Group Division generated $1,100,000 and $3,244,000, respectively, in commissions and fees on insurance sales.

Non-Interest & Operating Expenses

Total non-interest expense, excluding the prepayment fees of $2,482,000 on the Federal Home Loan Bank advances, for the three months ended September 30, 2003 was $6,781,000, an increase of

$2,115,000 or 45.3% compared to $4,666,000 for the same period in 2002.  Total non-interest expense, excluding the prepayment fees of $2,482,000 on the Federal Home Loan Bank advances, for the nine months ended September 30, 2003 was $18,917,000, an increase of $5,670,000 or 42.8% compared to $13,247,000 for the same period in 2002.  These increases were due primarily to the added staff from the First Affiliated and Boothby Group acquisitions during the second half of 2002.  Salaries and benefits were $3,482,000 and $10,151,000 for the three and nine months, respectively, ended September 30, 2003, which is an increase of 42.5% and 46.3% compared to $2,443,000 and $6,938,000 for the three and nine months, respectively, for the same periods in 2002.  These salaries and benefits amounts include commissions paid to loan originators of $168,000 and $503,000 for the three and nine months, respectively, ended September 30, 2003 compared to $39,000 and $113,000 for the same periods in 2002.  Occupancy expense increased $117,000 and $320,000 for the three and nine months, respectively, ended September 30, 2003 compared to the same periods in 2002.  These increases were due to the addition of The Boothby Group facility, the opening of our new Exeter and Sinking Spring financial centers and costs associated with our new Operations Center.  We also recorded a $191,000 write down expense as of the end of the third quarter of 2003 on our former Operations Center.  Other operating expense increased $867,000 and $1,939,000 for the three and nine months, respectively, ended September 30, 2003 compared to the same periods in 2002.  Advertising and marketing expenses increased $145,000 and $319,000 for the three and nine months, respectively, ended September 30, 2003 compared to the same periods in 2002.  These increases are because of continued branding, name exposure and branch opening opportunities.  There were additional expenses totaling $118,000 for consulting services as result of the restructuring of our Wealth Management Division.  Also included in this category are conversion and processing costs associated with our change from BISYS Information Solutions to Metavante Corporation as our core bank system provider that enables our financial centers to provide a better platform for delivering improved customer service.  We expensed one-time conversion and processing costs of $125,000 in the third quarter 2003 and $293,000 for the nine months ended September 30, 2003.

Earnings Per Share

Diluted earnings per share were $0.35 on average shares outstanding of 3,410,607 for the third quarter ended September 30, 2003 compared to $0.34 per share on average shares outstanding of 3,276,424 reported for the same period in 2002.  For the nine months ended September 30, 2003 diluted earnings per share were $1.03 on average shares outstanding of 3,427,350 as compared to $1.02 per share on average shares outstanding of 3,264,469 reported for the same period in 2002.  These numbers reflect the 5% stock dividend declared on March 19, 2003.

Asset Growth

Total assets as of September 30, 2003 were $589.4 million, an annualized increase of 6.4% compared to December 31, 2002.  Total loans increased to $340.2 million and total deposits increased to $387.6 million, 2.0% and 2.7% annualized increases, respectively, compared to December 31, 2002.  Commercial loan growth continued to be strong and increased to $228.3 million, an annualized increase of 10.3%.  All of these increases occurred in spite of the sale of the three financial centers and their related deposits of $59.5 million, loans of $24.0 million and other assets.  Shareholders’ equity decreased as of September 30, 2003 to $51.7 million from $52.9 million at December 31, 2002, an annualized decrease of 3.0%.  The decrease was primarily due to the decline in the fair market value of our available for sale investment portfolio and offset by the increase in retained earnings.

Mr. Melcher said, “The results of our balance sheet adjustments and our recent acquisition of CrosStates Insurance Consultants, Inc. indicate our commitment to improving our net interest income and increasing our already strong fee income.  We will continue to expand and diversify our revenue stream.  We beliieve we have a leading edge business model that allows us to provide a wide range of services to our customers, improve profitability and compete effectively against our competition.”

Instead of the company’s regularly scheduled quarterly conference call, Mr. Melcher and Mr. Stephen A. Murray, Chief Financial Officer, will be presenting the company information at the Mid-Atlantic Super Community Bank Conference on November 3 & 4, 2003 at the Westin Hotel in Philadelphia.  The presentation will be accessible live during the conference on the Super Community Bank Website – www.super-communitybanking.com/midatlantic/webcast.htm.  It will also be archived on the site for 30 days.

Leesport Financial Corp. is a $589 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Southeastern Pennsylvania.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data and percentages)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2003		2002		2003		2002

Interest income	$7,157		$7,815		$21,766		$22,940
Interest expense	3,282		3,560		9,777		10,656
Net interest income	3,875		4,255		11,989		12,284
Provision for loan losses	75		390		745		1,050
Net interest income after provision for loan losses	3,800		3,865		11,244		11,234

Securities gains (losses), net	(70)		(9)		125		53
Commissions and fees from insurance sales	2,290		1,139		6,786		3,221
Mortgage banking activities, net	695		377		2,155		862
Broker and investment advisory commissions and fees	189		174		559		520
Service charges on deposits	393		309		1,125		893
Gain on the sale of financial centers	3,073		—		3,073		—
Other income	554		348		1,207		1,045
Total other income	7,124		2,338		15,030		6,594

Salaries and employee benefits	3,482		2,443		10,151		6,938
Occupancy expense	523		406		1,499		1,179
Furniture and equipment expense	428		336		1,071		873
FHLB advance prepayment penalties	2,482		—		2,482		—
Other operating expense	2,348		1,481		6,196		4,257
Total non-interest expense	9,263		4,666		21,399		13,247
Income before income taxes	1,661		1,537		4,875		4,581
Income taxes	453		429		1,355		1,265
Net income	$1,208		$1,108		$3,520		$3,316

Per Share Data:
Basic average shares outstanding	3,374,072	*	3,255,975	*	3,390,815	*	3,248,660	*
Diluted average shares outstanding	3,410,607	*	3,276,424	*	3,427,350	*	3,264,469	*
Basic earnings per share	$0.36	*	$0.34	*	$1.04	*	$1.02	*
Diluted earnings per share	$0.35	*	$0.34	*	$1.03	*	$1.02	*
Cash dividends per share	$0.17	*	$0.15	*	$0.48	*	$0.45	*

Profitability Ratios:
Return on average assets	0.80%		0.82%		0.81%		0.87%
Return on average shareholders’ equity	9.15%		9.30%		8.87%		9.53%
Net interest margin (fully taxable equivalent)	2.92%		3.52%		3.14%		3.58%

*   References to share amounts and per share amounts reflect the 5% stock dividend declared by the Board of Directors on March 19, 2003 with a record date of April 1, 2003 and distributed to shareholders on April 15, 2003.  (Per share data rounded to two decimal places). (The 5% stock dividend resulted in 161,949 shares, which was net of cash paid on 343.2 fractional shares.)

	Asset Quality Data
	September 30, 2003	December 31, 2002
Non-accrual loans	$1,291	$1,230
Loans past due 90 days or more	517	64
Renegotiated troubled debt	108	112
Total non-performing loans	1,916	1,406
Other real estate owned	54	121
Total non-performing assets	$1,970	$1,527

Loans outstanding at end of period	$340,178	$335,184
Allowance for loan losses	4,164	4,182

Net charge-offs to average loans (annualized)	0.34%	0.30%

Allowance for loan losses as percent of total loans	1.22%	1.25%

Allowance for loan losses as percent of total non-performing loans	217.33%	297.44%

	Ending Balances
	September 30, 2003		December 31, 2002
Assets
Investment securities and interest bearing cash	$189,792		$158,136
Mortgage loans held for sale	851		20,977
Loans:
Commercial loans	228,347		211,922
Consumer loans	78,339		73,149
Mortgage loans	32,605		49,148
Other	887		965
Total loans	340,178		335,184
Earning assets	530,821		514,297
Total assets	589,351		562,372

Deposits:
Non-interest bearing deposits	59,253		60,016
NOW, Money market & Savings	159,288		168,758
Time deposits	169,101		151,059
Total deposits	387,642		379,833
Short-term borrowings	45,175		9,186
Securities sold under agreements to repurchase	46,763		24,933
Long-term debt	35,804		72,200
Mandatory redeemable capital securities	15,000		15,000
Shareholders’ equity	$51,721		$52,915

Actual shares outstanding	3,374,545	*	3,241,606
Book value per share	$15.33	*	$15.55	*

*   References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on March 19, 2003 with a record date of April 1, 2003 and distributed to shareholders on April 15, 2003.

(The 5% stock dividend resulted in 161,949 shares, which was net of cash paid on 343.2 fractional shares.)

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.